Exhibit 10.38

HOME FEDERAL BANK

Sixth Amended and Restated Long-Term Incentive Plan

(as amended and restated effective July 1, 2010)

1.             Purpose

The purpose of the Home Federal Bank (“Bank”) Sixth Amended and Restated Long-Term Incentive Plan (“Plan”) is to reward key managers for the attainment of longer term goals of the Bank. The reward will be in the form of cash, stock appreciation rights, stock options and/or restricted stock of the common shares of the Bank’s holding company, HF Financial Corp. This Plan amends, restates, replaces and supersedes the Bank’s existing Long-Term Incentive Plan.

The Plan is designed to reward key managers for performance over a period of longer than one (1) year. The Plan also is designed to enable the Bank to attract and retain key management talent.

The purpose of this Plan is to measure performance and to award Executives with cash, stock appreciation rights, stock options and/or restricted stock based upon their performance. All stock appreciation rights, stock options and/or restricted stock awarded will be governed by the terms of the HF Financial Corp. 2002 Stock Option and Incentive Plan. As set forth in paragraph 3, payment of cash compensation shall be determined by the Personnel Compensation and Benefits Committee.

2.             Participation

The Plan is for selected management staff of Home Federal Bank. Participation in this Plan will be recommended by the Chairman and CEO and approved by the Personnel, Compensation and Benefits Committee of the Board of Directors. Participation in any one year does not guarantee the participation in future years or at the same award level.

New hires to the Corporation and individuals promoted to assignments which by virtue of their responsibilities may be otherwise eligible to participate in this Plan may only participate with the approval of the Chairman and CEO. The Plan Year is the Corporation’s fiscal year.

3.             Performance Measure, Award Levels and Award Payment

The annual performance measure, award levels and award payment provisions are determined by the Personnel, Compensation and Benefits Committee. Unless otherwise specifically provided by the Committee, payment of awards denominated in cash shall be made in a lump sum within 2½ months following the close of the Plan Year in which the award was earned.

4.             Termination of Employment

If the employment of a Plan participant terminates during the fiscal year for which performance is being measured and which might result in an award, all rights to an award under this Plan are forfeited. Notwithstanding the provisions hereof, in the event of death or for those individuals who participate in the Plan and have executed a Change in Control Agreement with the Bank, the provisions of paragraph 5 shall apply. Once stock appreciation rights, stock options and/or restricted stock have been awarded, the terms of the HF Financial Corp. 2002 Stock Option and Incentive Plan shall control.

5.             Death and Change in Control

(a)           If a Plan participant dies during a Plan Year, the Plan participant or the participant’s designated beneficiary shall receive, in cash, any incentive payment for the partial year otherwise payable in cash, based on the number of months from the start of the Plan Year (or if later, from the first day of the month coincident with or next following the participant’s date of participation in the Plan) to the last day of the month in which the death occurred, but only to the extent that an incentive payment is otherwise earned for the Plan Year.

(b)           If a Plan participant is entitled to benefits under a Change in Control Agreement, the participant shall receive, in cash, any incentive payment for the partial year otherwise payable in cash, based on the number of months from the start of the Plan Year (or if later, from the first day of the month coincident with or next following the participant’s date of participation in the Plan) to the last day of the month in which the Date of Termination (as defined in the Change in Control Agreement) occurs.

6.             Beneficiary Designation

(a)           Any incentive payment following the death of a participant shall be paid to such person or persons, or other legal entity, as the participant may have designated in writing and delivered to Home Federal Bank. The participant may from time to time revoke or change any such designation by writing to Home Federal Bank. If there is no unrevoked designation on file at the participant’s death, or if the person or persons designated therein shall have all pre-deceased the participant, such distribution shall be made to the participant’s estate.

7.             Administration and Interpretation of Plan

The Plan shall be administered by the Chairman and CEO of the Bank whose actions will be subject to the approval of the Personnel, Compensation and Benefits Committee in material matters. The role of the Committee shall be to approve the Home Federal Bank’s Long-Term Incentive Plan, approve the annual target goal, approve Plan participants and (at the end of the Plan Year) approve the distribution of the incentive payment to all participants. The Plan Administrator is charged with the effective administration of the Plan including the interpretation in instances where the Plan is silent.

The Personnel, Compensation and Benefits Committee reserves the right, from time to time, to prescribe rules and regulations at such time and in such manner as it may deem appropriate.

8.             Amendment/Termination of Plan

The Plan may be amended and shall be interpreted by the Personnel, Compensation and Benefits Committee of the Board of Directors, and its interpretation shall be final and binding on participant and all other parties of interest. The Plan may be terminated at any time as the Personnel, Compensation and Benefits Committee of the Board of Directors approves. Plan participants will be notified as soon as possible in the event of an amendment or terminations occurs.

9.             Employment

The Plan is not intended as an Employment Agreement. The Plan does not restrict the rights of the Bank to terminate the employment of a Plan participant at any time and without any obligation under the Plan.

10.           Legal Requirements

The Plan will be administered in accordance with all federal, state and local statutory requirements.

11.           Effective Date

This Amendment and Restatement becomes effective July 1, 2010.

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The undersigned, an authorized executive officer of the Bank, certifies that this is the Home Federal Bank Sixth Amended and Restated Long-Term Incentive Plan amended and restated effective July 1, 2010.

HOME FEDERAL BANK

By:
Curtis L. Hage
Its:	Chairman and CEO

HOME FEDERAL BANK

Designation of Beneficiary

I hereby designate the following beneficiary and confer upon him/her any and all of my rights under:

(check all that apply)

☐            the HF Financial Corp. 2002 Stock Option and Incentive Plan,

☐            the HF Financial Corp 1991 Stock Option and Incentive Plan,

☐            the Home Federal Bank Long-Term Incentive Plan, as amended,

☐            the Home Federal Bank Short-Term Incentive Plan, as amended,

and any Stock Appreciation Rights, Stock Option, Restricted Stock or other Award Agreements issued thereunder:

Primary Beneficiary

Contingent Beneficiary

The right to revoke or change this beneficiary designation is hereby reserved. All prior designations (if any) of beneficiaries are hereby revoked.

EXECUTED this          day of                                , 20

Signature of Participant

Received by Home Federal Bank:

Company Representative	Date